Exhibit 99.1

Citadel Broadcasting Corporation

FOR IMMEDIATE RELEASE

CITADEL BROADCASTING CORPORATION ANNOUNCES

QUARTERLY CASH DIVIDEND

Las Vegas, Nevada, January 29, 2007 - Citadel Broadcasting Corporation (NYSE:CDL) today announced its Board of Directors has approved a quarterly dividend of $0.18 per share on its Common Stock to be paid on February 27, 2007 to shareholders of record on February 12, 2007.

Citadel Broadcasting Corporation is the sixth largest radio broadcasting company in the United States based on net broadcasting revenue. The Company owns and operates 165 FM and 58 AM radio stations in 46 markets, located in 24 states across the country. For more information visit www.citadelbroadcasting.com.

CONTACT INFORMATION:

Anna Cordasco/Brooke Morganstein

Sard Verbinnen & Co

(212) 687-8080

7201 W. Lake Mead Blvd., Suite 400 • Las Vegas, NV 89128 • (702) 804-5200 • Fax (702) 804-8250